SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

November 25, 2015

EVENT CARDIO GROUP INC.
(Exact name of registrant as specified in its charter)
Nevada	0-52518	20-8051714
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20D Southport Lane, Boynton Beach, Florida 33436	33436

2798 Thamesgate Dr. Mississauga, Ontario, Canada L4T 4E8

(Former address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17   CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORWARD LOOKING STATEMENTS

Information included in this Form 8-K may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). This information may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Event Cardio Group Inc. and its subsidiaries (collectively, “ECGI”, “We”, “Our” or the “Company”) to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe ECGI’s future plans, strategies and expectations, are generally identifiable by use of words "may," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology. Forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that any projections or other expectations included in any forward-looking statements will come to pass. ECGI’s actual results could differ materially from those expressed or implied by the forward-looking statements as a result of various factors. Except as required by applicable laws, ECGI undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

Item 8.01 Other Events.

Completion of NowCardio Field Audit

On November 26 and 27, 2015, Contex International Technologies (Canada) Inc., the engineering firm engaged by Event Cardio Group, Inc., to develop its NowCardio® heart monitor, completed  a Stage 2 Audit, last of a series of audits, conducted by the registrar BSI Group Canada Inc.  No non-conformances were noted in the audit, and the Company anticipates that Contex will receive ISO 9001 and ISO 13485/CMDCAS Certificates in the coming weeks. These certificates are required to apply to Health Canada for certification of the NowCardio® System as a Class II Medical Device, and furthermore, to license manufacturing and distribution within Canada. In addition to obtaining the ISO/CMDCAS Certificates, Contex must also submit the NowCardio® device to an outside lab for regulatory testing. NowCardio® has already passed interim testing of development prototypes at the lab.

The Company expects that Contex will receive the ISO/CMDCAS Certificates by the end of the year at which time it will make the submission to Health Canada. Although there can be no assurances, the Company currently anticipates that it will receive the necessary approvals and be authorized to sell NowCardio® in Canada in early February 2016.

Dispute with Medpac

On November 25, 2015, the Company received a notice from Medpac Asia Pacific Pty Ltd. alleging that the Company was in default of representations and covenants contained in the Subscription Agreement dated April 27, 2015, whereby Medpac purchased the Company’s $500,000 Convertible Note. Specifically, the notice alleges that the Company did not have the authority to grant sublicenses with respect to certain territories as to which Medpac was to acquire rights and that the Company has failed to pay to the engineers engaged to develop NowCardio® and a production line for Breastcare® the amounts required by the Subscription Agreement. The notice requested payment of the monies due on December 30, 2015.

The Company believes that it had the necessary authority to grant the rights intended to be granted to Medpac and that it has made the required payments to its engineering firms. Consequently, there is no basis for the allegation that it is in default of its obligations to Medpac. The Company is currently in discussion with Medpac to resolve these issues but, if they are not satisfactorily resolved, intends to contest them vigorously.

Dispute with Life Medical

On November 30, 2015, the Company received a notice from Life Medical Technologies, Inc., alleging that it is in default of its obligations under the License Agreement between the Company and Life Medical. Specifically, Life Medical alleges that the $500,000 received from Medpac in consideration of the Convertible Promissory Note issued to Medpac in April 2015 constitutes an advance royalty and that a portion of the funds were to be paid to Life Medical. In addition, Life Medical alleges that the Company or its licensee has failed to expend the requisite amounts necessary to maintain exclusivity in certain of the countries which are the subject of the agreements between the Company and Medpac and therefore, the Company is no longer entitled to retain these territories and is obligated to pay Life Medical amounts provided for in the License between Life Medical and the Company.

The Company believes Life Medical’s claim regarding the monies received from Medpac has no merit and that, among other things, it is entitled to offset against any amounts that may be due Life Medical amounts that it has paid to creditors of Life Medical. Further, the Company believes that it and Medpac have paid the amounts necessary to maintain the rights to distribute BreastCare® in Australia and that, among other reasons, the failure of the parties to due to develop a manufacturing line to produce the BreastCare® device has extended the Company’s and Medpac’s obligations to expend funds in furtherance of the marketing of the device in Australia. If Life Medical pursues its claims, the Company will defend them vigorously and pursue any counterclaims it may have against Life Medical for actions which it believes were intentionally intended to interfere with the Company’s attempts to raise the financing necessary to advance its products.

Julie Singleton

The Company had previously announced that Julie Singleton, an investor in MedPac, had agreed to serve as the CEO of its BreatCare Division and as a member of its Board of Directors. In light of the current dispute between the Company and Medpac, Ms. Singleton will not be serving in either of such positions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 4, 2015

EVENT CARDIO GROUP INC.

By:	/s/ John Bentivoglio
John Bentivoglio
Chief Executive Officer